Exhibit 99.1




SkyTerra Communications, Inc.               Contact:
19 West 44th Street, Suite 507              Robert Lewis
New York, New York 10036                    Senior Vice President and General
                                            Counsel
                                            212-730-7540
                                            info@skyterracom.com

               SKYTERRA ANNOUNCES $36.5 MILLION PRIVATE PLACEMENT

New York, NY December 27, 2004 - SkyTerra Communications, Inc. (OTC: SKYT) today announced that, on December 23, 2004, it completed the sale of 2,000,000 shares of its common stock to a group of institutional investors at $18.25 per share. SkyTerra received gross proceeds of $36.5 million which it expects to use for general corporate purposes including future opportunities.

The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

SkyTerra also announced that it expects to seek relisting on the Nasdaq National Market during the first half of 2005 as a result of the increase in stockholders' equity resulting from the transaction.

In connection with this sale, SkyTerra entered into a registration rights agreement with the investors requiring that, among other things, SkyTerra register the resale of the shares. If SkyTerra does not meet certain deadlines between June 30, 2005 and December 31, 2005 with respect to making the registration effective, then warrants, which were issued to the investors in connection with the transaction, to purchase up to an additional 600,000 shares of common stock at an exercise price of $18.25 per share will vest and be exercisable at any time through December 23, 2009. The number of warrants that vest, if any, will depend on when the registration statement becomes effective. If SkyTerra meets the June 30, 2005 deadline and otherwise complies with certain registration obligations, none of the warrants will vest. In connection with the transaction, SkyTerra also issued a warrant to purchase 110,000 shares at an exercise price of $18.25 per share to the placement agent, which is exercisable at any time through December 23, 2009.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock. This press release is being issued pursuant to and in accordance with Rule135c under the Securities Act.

Caution Concerning Forward-Looking Statements
---------------------------------------------


This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the ability to manage and deploy our cash successfully, our ability to manage the costs of our businesses and our ability to regain listing on the Nasdaq National Market or Nasdaq Small Cap Market. Additional factors are detailed in the documents filed by the Company with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 30, 2004 and the description of certain risk factors relating to the Company and its business disclosed on Form 8-k filed by the Company with the Securities and Exchange Commission on December 27, 2004. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.